Exhibit 99.1
                                                                   ------------



                                 REPORT OF THE
                         SPECIAL AUDIT REVIEW COMMITTEE
                           OF THE BOARD OF DIRECTORS
                           OF HEALTHSOUTH CORPORATION


                                 JON F. HANSON





                                                                        Counsel
                                                            BALCH & BINGHAM LLP

                                                            Accounting Advisors
                                                     PRICEWATERHOUSECOOPERS LLP
                                                               ALIXPARTNERS LLC




                                  May 28, 2004

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----

I.       BACKGROUND AND SUMMARY................................................1

         A.       Introduction.................................................1

         B.       Formation and Objectives of the Special
                  Audit Review Committee.......................................2

         C.       Scope and Limitations of the Forensic Inquiry ...............3

         D.       Summary of Conclusions ......................................7

II.      CORPORATE ACCOUNTING FRAUD ..........................................10

         A.       Improper Adjustments to Income and Assets...................10

         B.       Recording Improper Entries .................................12

         C.       Acquisition Accounting .....................................19
                  1.  Horizon/CMS.............................................20
                  2.  Rehability..............................................21
                  3.  Other Acquisition Reserves..............................22

         D.       Bonus Accounting ...........................................22

         E.       Investment Accounting ......................................23
                  1.  Caremark ...............................................23
                  2.  Summerville ............................................24
                  3.  Healthtronics ..........................................25

         F.       Source Medical .............................................26

III.     ADDITIONAL CORPORATE ACCOUNTING ISSUES ..............................27

         A.       Capitalization of Expenses..................................27
                  1.  Start Up Costs .........................................28
                  2.  Capitalization of Operating Expenses ...................29
                  3.  Inventory and Supply Expenses...........................29

         B.       "Borrowed" Depreciation ....................................31

         C.       Assets at Closed Facilities ................................31

         D.       Lease Accounting ...........................................32

         E.       Audit Adjustments...........................................33

         F.       Employee and Other Loans ...................................33

IV.      FACILITY ACCOUNTING REVIEW...........................................34

         A.       Overview ...................................................34

         B.       Facility Contractual Adjustments............................35

V.       RECOMMENDATIONS......................................................37

I.       BACKGROUND AND SUMMARY

         A.   Introduction

         On March 18, 2003, a federal law enforcement task force executed a search warrant at the Birmingham, Alabama offices of HealthSouth Corporation, seizing thousands of documents maintained in the Company's executive offices and financial, accounting, information technology, and other departments. The following day, the Securities and Exchange Commission, which six months earlier had begun an investigation triggered by insider stock sales in advance of the Company's August 2002 announcement of an anticipated $175 million earnings shortfall, filed suit against HealthSouth and its Chairman, Chief Executive Officer and principal founder, Richard M. Scrushy, claiming that the Company had deliberately overstated its earnings by at least $1.4 billion since 1999.

         Within five weeks, nearly a dozen current and former HealthSouth executives, including all five who had served as Chief Financial Officers, had pleaded guilty to criminal violations of the federal securities laws and related statutes. Federal authorities also revised their estimate of HealthSouth's earnings overstatement to more than $2.5 billion.

         As details of the Company's accounting practices emerged, it became apparent that HealthSouth had suffered the largest public company accounting fraud in Alabama history and one of the largest in the history of American business. As of the date of this Report, fifteen one-time HealthSouth employees have admitted criminal complicity in accounting abuses. Richard Scrushy has been indicted by an Alabama grand jury on eighty-five counts of securities fraud and related charges and faces trial later this year.

         B.  Formation and Objectives of the Special Audit Review Committee

         HealthSouth's Board of Directors established a Special Audit Review Committee on March 22, 2003. The Board directed the Committee to conduct an independent forensic investigation of accounting irregularities at HealthSouth and to consider any related matters that it concluded deserved review or comment. Jon F. Hanson, then one of only two Board members who had not served when the principal events under investigation occurred, was selected to conduct the Committee's inquiry. Neither he nor the Committee's counsel or accounting advisors had any relationships with HealthSouth, its Board, its employees, or others with whom it conducted business that would limit an objective inquiry into the Company's financial reporting irregularities.(1)

         The Committee's work proceeded while parallel criminal and civil investigations also were underway. To avoid compromising those investigations, the Committee agreed that its principal objectives would be to:

                  o Identify misstatements in HealthSouth's publicly issued financial statements, with emphasis on the period between 1999 and 2001, for which the Company anticipated restating its annual financial statements, and 2002, for which annual financial statements had yet to be released;(2)




__________________________

(1)  The Committee engaged Balch & Bingham LLP as its counsel. Balch &
Bingham in turn engaged PricewaterhouseCoopers LLP, and later AlixPartners LLC, as accounting advisors. After the formation of the Committee, PricewaterhouseCoopers was selected as HealthSouth's independent outside auditor, replacing Ernst & Young LLP, which served in that capacity during the period encompassed by the Committee's inquiry. After the Committee's principal investigative work was finished but before this Report was completed, a partner in Balch & Bingham was appointed Executive Vice President, General Counsel and Secretary of HealthSouth. That former partner has played no role in the Committee's investigation or in the preparation of this Report.

                  o Quantify the impact of those misstatements on the Company's reported financial results; and

                  o     Offer recommendations with respect to internal controls
                   orother practices designed to prevent the recurrence of
                  financial fraud.

         Although the Committee interviewed HealthSouth employees who helped perpetrate the fraud in order to understand how it was accomplished, how it was concealed, and its impact on reported financial results, the task of determining who conceived and directed the fraud was beyond the Committee's inquiry. And, while the Committee also sought an understanding of the business environment that encouraged or permitted financial misconduct at HealthSouth on so large a scale and over so long a period of time, an assessment of HealthSouth's corporate culture similarly was not part of the Committee's assignment.(3)

         C.  Scope and Limitations of the Forensic Inquiry

         The Committee began its work by examining accounting irregularities identified by the Company, as well as those described in criminal and civil filings by government agencies and in private lawsuits filed in the wake of public disclosures relating to HealthSouth's accounting practices. The Committee also explored other areas of HealthSouth's operations in which accounting abuses may have influenced reported results. For the period


_______________________

(2) At the request of the Company and in response to inquiries from the Department of Justice and the United States Attorney's Office, the Committee also reviewed financial statement disclosures and related accounting issues for the period between 1996 and 1998.

(3) Nevertheless, the Committee's observations about that culture have informed its recommendations as to internal controls and related accounting practices.

between 1996 and 2002, large or unusual accounting entries, particularly those involving round dollar amounts or adjustments after the close of a financial reporting period, were examined. HealthSouth directors, employees, and consultants, including members of its interim management group, were asked to inform the Committee about irregularities of which they were (or became) aware, and the Committee pursued a number of leads generated by responses to those requests.

         The Committee requested and received voluntary production of documents from a variety of sources, including the Company, its counsel, and current and former employees. In addition, the Department of Justice, the Untied States Attorney's Office, and the Federal Bureau of Investigation provided the Committee with documents obtained during the course of their investigations.(4)

         The Committee's advisors obtained access to HealthSouth's computer system, its computerized accounting records, and a variety of non-electronic accounting and financial records. They reviewed millions of documents, visited over seventy-five HealthSouth operating facilities and business offices, and interviewed more than 200 present and former HealthSouth employees, some more than once.(5) They examined a large number of transactions, accounting issues, and other details of the Company's business and operations.

         Because its work was undertaken as a private internal inquiry, the Committee lacked the authority to compel witnesses to answer questions,


_____________________________

(4) These agencies also cooperated with the Committee by facilitating its interviews of many former HealthSouth employees, particularly those against whom criminal proceedings were pending. Government representatives attended a number of those interviews. In addition, the Committee from time to time has briefed representatives of these agencies on the progress of its inquiry.

(5) The Committee's advisors also interviewed a number of current and former outside directors, including nearly all who served during the period covered by the investigation.

produce documents, or otherwise gather or provide information. No testimony was taken under oath or transcribed. While witnesses' recollections and credibility often were tested by cross-examination techniques, the Committee's advisors understood that portions of what they were told - especially by participants in improper accounting practices - might be influenced by a variety of factors, including pending governmental investigations and private litigation. The Committee also faced other practical limitations on its work, including (a) the unavailability of certain corporate records, particularly those relating to the Company's acquisitions; (b) the lack of access to information in the possession of former employees who could not be interviewed,(6) and of the Company's former auditors, Ernst & Young LLP ("E&Y");(7) (c) the Company's e-mail retention practices, which had resulted in the elimination of most electronic communications generated during the period under investigation;(8) and (d) requests by the Department of Justice or the United States Attorney's Office to limit the content of communications with certain witnesses.


___________________________

(6) Chief among these were Richard Scrushy, whose early identification as a target of criminal proceedings and later indictment foreclosed, as a practical matter, questioning by the Committee, and former HealthSouth officers James Bennett and Susan Jones-Smith, both of whom declined, through counsel, to speak to the Committee.

(7) The Committee sought access to E&Y's audit workpapers for the fiscal years 1996 through 2002. E&Y declined to furnish its workpapers unless, among other things, the Committee agreed that neither its review of those documents nor "the facts developed in connection with the review" would be "utilized by or supplied to" the Company. For a variety of reasons - most obviously the obligation to report its findings to the Company - the Committee could not agree to such a condition. The Committee also requested, without success, non-audit workpapers generated by KPMG LLP in connection with its preparation of independent review organization reports for HealthSouth for the period May 2001 to May 2002.

(8) For those e-mail communications the Company was able to retrieve, the Committee's advisors developed search criteria designed to identify any that might be relevant to the forensic inquiry.

         The Committee's work does not represent an audit of HealthSouth's financial statements in accordance with Generally Accepted Auditing Standards ("GAAS"). The Committee therefore expresses no opinion as to whether transactions or accounting entries other than those identified as fraudulent were appropriately recorded in the Company's records or properly reflected in its financial statements. The Committee similarly expresses no opinion as to whether transactions for which the Company's accounting was irregular or questionable resulted in the material misstatement of HealthSouth's financial position or the results of its operations. Nor has the Committee reached conclusions as to the appropriateness of the Company's business transactions.(9) Moreover, although the Committee has addressed internal accounting controls, its work is not a comprehensive review of internal controls in accordance with applicable professional standards or guidance.

         There are additional accounting issues involving substantial dollar amounts that the Company currently is evaluating, but that also were not within the scope of the Committee's inquiry. These include, but are not limited to, recognition of impairment of property, plant and equipment, goodwill, and other long-lived assets; the collectibility of, and the determination of appropriate reserves for, accounts receivable; the effect, if any, of restatements


______________________

(9) During the period between 1996 and 2002 (and earlier), HealthSouth engaged in transactions or maintained relationships with a number of businesses in which Company officers or directors held equity or management positions. Some of these transactions and relationships appear to have had straightforward business purposes. The business purpose of others - some of which are unusual - is less clear. Examples include facility sale and leaseback agreements with Capstone Capital Corporation and First Cambridge HCI Acquisitions LLC; the sale of facilities and related extensions of credit to Meadowbrook HealthCare, Inc.; loans to, and loan guarantees on behalf of, MedCenterDirect.Com, Inc.; computer equipment purchases from GG Enterprises; and funding for, and the provision of management services to, Andrews HealthSouth Racing, LLC and the Aloha Foundation, which sponsored a boat which was to have competed in the America's Cup Challenge. An assessment of whether these and other business arrangements were of economic benefit or detriment to HealthSouth was beyond the scope of the Committee's investigation.

on minority interest and incentive compensation calculations; the propriety of consolidation of affiliated entities; tax reporting and accounting for appropriate tax provisions after restatements; and Medicare cost reporting and accounting for settlements and/or retroactive adjustments. The Company is in the process of evaluating these and other matters.

         Within these limitations, the Committee believes that its inquiry was thorough and careful, and that its results will be of substantial assistance to the Company as it undertakes the process of restating its financial statements.

         D. Summary of Conclusions

         The accounting fraud at HealthSouth was by any standard both enormous and complex. Its concealment over the course of nearly seven years required considerable effort and, in some cases, luck.(10) For all its size and complexity, however, the fraud shared much in common with other highly publicized earnings overstatement cases, a fact that provided a measure of confidence that significant accounting or reporting misstatements did not escape the Committee's attention.


______________________

(10) The Committee reached no conclusions as to whether the fraud in general, or specific accounting misstatements in particular, should have been discovered before March 2003 (and if so, by whom). The Committee nevertheless has reviewed transactions and documents that may have presented opportunities to detect accounting improprieties. Notable among these are (1) the Company's public disclosures concerning its 1997 acquisition and disposition of assets of Horizon/CMS Health Care Corporation, which refer to an adjustment to goodwill that appears wholly at odds with the economic reality of the transactions; (2) a 1999 complaint to HealthSouth's Vice President of Corporate Compliance, in which the Company's Vice President of Finance expressed concern about the amounts and timing of what she viewed as suspicious quarterly "jumps" in earnings; (3) entries on monthly bank reconciliations, principally those prepared between 1999 and 2001, that failed to correspond with the Company's bank statements; and (4) a 2002 Internet posting in which a former HealthSouth employee alerted E&Y to certain alleged improper accounting practices. (E&Y's inquiries with respect to the posting apparently did not include an interview of the former employee.) Whether or not these or other items were "red flags," at least one former Chief Financial Officer expressed surprise that the fraud did not come to light sooner.

         Stated most simply, the fraud was accomplished by making over $2.7 billion in false or unsupported entries in the Company's accounting systems. These improper accounting entries, made for the purpose of inflating HealthSouth's earnings, took two principal forms: (1) exaggeration of reported revenue, primarily through reductions to contractual adjustment accounts, and
(2) failure to properly characterize and record operating expenses. The chart below illustrates the categories in which fraudulent entries were identified by the Committee and the impact of those entries on the Company's reported earnings:


Impact To Income Before Minority Interest And Taxes (millions of dollars)

  --------------------------------------------------------------------------
 |     Reduction of Contractual Allowances                                  |
 |     or Operating Expenses                                    2,203       |
 |     Acquisition Accounting                                     421       |
 |     Bonus Accounting                                            52       |
 |     Investment Accounting                                       17       |
 |     Facility Contractual Accounting                             19       |
 |     Third-Party Transaction Accounting                          29       |
 |                                                               -----      |
 |                                                               2,741      |
  --------------------------------------------------------------------------

         As illustrated below, the fraud consistently and significantly affected the Company's reported income:


             Improper Adjustments To Income Before Taxes And Minority Interests


                   1996              1997           1998            1999            2000             2001             2002
                   ----              ----           ----            ----            ----             ----             ----
Reported        991,480,807     1,485,757,791   2,067,102,113   1,295,544,178   1,370,911,721   1,493,174,801   1,547,458,781
Adjusted        891,838,188     1,086,463,765   1,477,895,196     892,058,387   1,021,960,053     917,140,318   1,322,027,649


         The Committee also identified other accounting issues and transactions which, while not necessarily the result of intentional fraud, nevertheless were sufficiently aggressive or questionable to warrant discussion. To the extent the Committee quantified them, they are summarized below: (11)

         Other Potential Accounting Misstatements (millions of dollars)

      ---------------------------------------------------------------------
     |    Capitalization:                                                  |
     |       Operating Expenses and Start Up Costs                 156     |
     |       Inventory/Supplies                                     49     |
     |    "Borrowed" Depreciation                                    8     |
     |    Assets at Closed Facilities                               62     |
     |    Leased Assets                                             82     |
     |    Audit Adjustments                                         53     |
     |    Facility Contractual Accounting:                                 |
     |       Reported Under Reserve                                 49     |
     |       Recalculated Reserve                                  155     |
     |    Employee and Other Loans                                  18     |
     |                                                            ----     |
     |                                                             632     |
      ---------------------------------------------------------------------

         This Report first describes, in Section II, the principal elements of HealthSouth's fraudulent accounting. It next describes, in Section III, areas of aggressive or questionable accounting. Section IV reviews facility contractual accounting, including both actual and potential accounting misstatements. The Report concludes, in Section V, with observations about the Company's accounting practices and the Committee's suggestions for improvements in those practices.

_________________

(11) As noted in Section 1(C) of the Report, other questionable practices are the likely subjects of additional financial statement adjustments.

II.      CORPORATE ACCOUNTING FRAUD

         A.  Improper Adjustments to Income and Assets

         HealthSouth sets "standard" charges for each patient service it provides. The Company's revenue, however, is determined by the amount it actually receives for those services and, like virtually all health care providers, HealthSouth rarely collects its standard charge for any particular service. Instead, both its contractual arrangements with private payors and the reimbursement rates established by government programs such as Medicare typically provide for payment at less than standard rates.

         The Company historically has accounted for the provision of health care services by recording both its standard charge for the service and a contractual adjustment. The first entry essentially is a constant, unaffected by the amount actually to be paid by or on behalf of a patient. The second is a variable, representing the Company's estimate of a discount from the standard charge which it does not expect to collect. The amount of the variable - the contractual adjustment - is based on the source of payment, since different payors may reimburse different amounts for the same service. The difference between the standard charge and the contractual adjustment, frequently a significant amount, represents the Company's net operating revenue.

         During the second quarter of 1996, HealthSouth began what was to become a systematic practice of reducing contractual adjustments - i.e., narrowing the gap between standard charges and anticipated reimbursements - even though the applicable contractual adjustments had not actually changed and there was otherwise no support for the reductions. This practice continued without interruption in every reporting period through mid-2002. At the same time, the Company improperly reclassified a number of operating expenses to make it appear as if the expenses were never incurred.(12) HealthSouth fabricated hundreds of millions of dollars in pre-tax earnings during the period these manipulations occurred. The following chart presents the income statement impact of the improper adjustments on a quarterly, annual, and cumulative basis:

         Improper Adjustments To Income Before Taxes And Minority Interests
                             (millions of dollars)

 ------------------------------------------------------------------------------
|                1Q             2Q         3Q           4Q          Total     |
|-----------------------------------------------------------------------------|
|  1996                        7.37        10.79        70.20       88.36     |
|-----------------------------------------------------------------------------|
|  1997         46.76         75.73       104.95       168.60      396.04     |
|-----------------------------------------------------------------------------|
|  1998        100.23        127.17       167.17       208.47      603.04     |
|-----------------------------------------------------------------------------|
|  1999         85.43        129.79        63.80       123.94      402.96     |
|-----------------------------------------------------------------------------|
|  2000         25.40         51.27       113.84       158.44      348.95     |
|-----------------------------------------------------------------------------|
|  2001         60.53        228.00       120.04       167.46      576.03     |
|-----------------------------------------------------------------------------|
|  2002         76.33        109.59        49.31       (9.80)      225.43     |
|-----------------------------------------------------------------------------|
|                                                                   2,641(13) |
 -----------------------------------------------------------------------------

         The alteration of HealthSouth's income statements also required balance sheet manipulations. Those manipulations resulted in unsupported entries that affected virtually all of the Company's balance sheet asset accounts. The following chart illustrates how the principal improper adjustments to the Company's balance sheets were distributed:




______________________

(12) Improper revenue recognition attributable to reductions of contractual adjustments was by far the largest component of the income statement manipulation, accounting for nearly 80% of the overstatement of HealthSouth's pre-tax income.

(13) As noted in Section I(D) of the Report, the Committee has identified $2.7 billion of fraudulent entries in the Company's accounting system. Of that amount, $2.6 billion represents quarter end entries processed in the manner described in this section.

          Improper Adjustments To Total Assets As Of December 31, 2002
                             (millions of dollars)

    --------------------------------------------------------------------
   |     Property, Plant & Equipment                        1,033       |
   |     Cash                                                373        |
   |     Horizon/CMS - IHS Transactions                      414        |
   |     Current Assets                                      703        |
   |     Intangible Assets                                   118        |
   |                                                       -----        |
   |                                                       2,641        |
    --------------------------------------------------------------------

         Although fraudulent entries were processed by HealthSouth's corporate accounting department and reflected in the Company's consolidated financial statements, the entries also affected both the reported operating results and the financial positions of many individual HealthSouth facilities. The process that produced the improper entries, and the relationship of those entries to the exaggerations of the Company's income, is discussed in the following section of this Report.

         B.   Recording Improper Entries

         In the days following the close of each quarter, the Company's operating facilities submitted financial reporting information to the corporate accounting department, which was responsible for preparing HealthSouth's consolidated financial statements. In addition to finalizing facility reporting information, corporate accounting also recorded a variety of other entries, including tax estimates and "minority interests"
- the latter of which reflect the economic interest of third-party partners or joint venture participants in the ownership of certain facilities - to produce "first run" consolidated financial statements.(14) For the most part, improper accounting entries were made after "first run"



________________________

(14) "First run" consolidated financial statements refer to those produced by the Company immediately after the posting of minority interests.

consolidation, rather than in conjunction with proper entries made in the ordinary course of the Company's daily operations.(15)

         The improper entries shared other characteristics as well. They typically were in large dollar amounts, routinely carried generic, non-descriptive explanations, and often were not accompanied by contemporaneous documentation or other support.16 Many were extraordinarily long - often exceeding 200 lines - and were entered in the accounting system through external uploads.(17) Improper entries frequently were booked to inter-company and corporate suspense accounts and otherwise affected accounts not normally associated with one another. Many entries self-reversed during successive reporting periods.(18) Finally, many improper entries contained designated letter prefixes,(19) and many of the employees who recorded them were at least generally aware that they were incorrect or unsupported.

        Improper adjustments to increase revenue after "first run" consolidation required entries in specific income statement accounts. Once the amount of


______________________

(15) This is not to say that most or all of the entries following "first run" consolidation were improper. The Committee in fact concluded that the majority were legitimate.

(16) The Committee did not view the absence of documentation in and of itself as conclusive evidence that an accounting entry was improper. Such entries were considered appropriate, however, only in cases in which other reasonable support for them existed.

(17) An external upload is less time-consuming than manually keying individual entries, particularly if the entries are lengthy or affect a large number of accounts.

(18) A typical general ledger accounting system has the ability to make self-reversing entries, i.e., entries made in one time period and automatically reversed in a subsequent period. The function exists primarily for purposes of recording accruals - the accounting for costs when a benefit has been received and a liability incurred but not yet processed.

(19) The Committee was told that the use of such prefixes was intended to identify improper entries so that they could be extracted from reported results. This convention was not applied consistently across time periods, however, or even within a particular reporting year. Indeed, during one period a prefix selected to identify fraudulent entries also was used for legitimate ones. The Committee consequently was unable to isolate or identify an improper entry simply by reference to its letter prefix.

the increase and the accounts to be affected were determined, entries were posted to allocate the improper amounts among facilities. Several employees responsible for these allocations reported that they attempted to distribute fictitious revenue in proportion to a particular facility's percentage of an affected consolidated account.(20) From the available records, however, the Committee could not determine the extent to which such an allocation method actually was used.(21)

         Unexpected or unexplained revenue increases and expense reductions, which improved the earnings of individual facilities, became so institutionalized at HealthSouth that they were referred to by corporate accountants as "management entries" and by operations personnel as "gifts," "pixie dust," "fairy dust," or "candy." Indeed, annual budget planning discussions among some operations personnel reportedly included the subject of whether corporate "gifts" would be available to help meet revenue and earnings projections. The Committee located no documents reflecting such discussions, however, and obtained only anecdotal evidence about whether and to what extent operations employees knew or suspected that earnings were being artificially inflated.(22)


_______________________

(20) Thus, for example, if a particular contractual adjustment account was reduced by $10 million and a particular facility's balance in the account comprised 1% of the consolidated account balance, that facility's account balance would be reduced by 1% of $10 million, or $100,000.

(21) Although the Committee also was told that facilities owned jointly by HealthSouth and third parties were to have been excluded from the allocation of fictitious revenue and assets, instances in which improperly recognized revenue and assets in fact were allocated to partnership or joint venture facilities nevertheless were found.

(22) When asked for their understanding about corporate "gifts," few current or former employees provided details. Most said that questions about adjustments to earnings were not encouraged. Those who did ask reported that they rarely received responses or, if they did, that the responses were general, attributing additional income to such items as Medicare

         HealthSouth's accounting for fraudulent balance sheet entries also departed from customary bookkeeping conventions. Under ordinary circumstances, accounting entries that affect income statement accounts should result in corresponding entries to balance sheet accounts (e.g., contractual adjustment to contractual allowance, operating expense to accounts payable). The Committee found that such corresponding entries largely were absent from the accounting for fraudulent adjustments. Instead, improper income statement entries generally resulted in an increase to a corporate suspense account, which then was reduced by a series of inter-company transfers that increased the assets on various facilities' balance sheets.23 The allocation of false entries to balance sheet accounts was determined principally by considering the facilities and accounts to which additions would be least likely to attract attention.24 Consequently, changes on the income statement of a particular facility did not necessarily (or even usually) equate to changes on the same facility's balance sheet.




_______________________

reimbursements of corporate overhead costs or reversals of amounts that had been over-reserved or over-accrued.

   Whether or not plausible explanations for the Company's financial performance would have been forthcoming, most employees did not question reported results. One, for example, recounted anxiety about attending an annual management meeting because of what she believed to be her facility's sub-par financial results. Much to her surprise, she received an award at the meeting in recognition of her facility's performance.

(25) The use of suspense accounts is not improper per se. HealthSouth in fact properly used such accounts to post operator or system errors until they could be corrected and properly recorded. The permissible use of suspense accounts of course has nothing to do with HealthSouth's use of such accounts to capture improper reporting until it could be concealed by transfers to balance sheet accounts.

(26) Larger facilities or facilities with comparatively larger amounts of assets were the most common recipients of fictitious assets.

         Moreover, many of the improper adjustments to facility balance sheets changed from quarter to quarter. A number of the suspense-to-other balance sheet account transfers were self-reversing, and thus were returned automatically to a suspense account in the succeeding quarter. When that quarter ended, the suspense account balance once again was allocated among facility balance sheet accounts, but neither the accounts selected in the reallocation nor the amounts earmarked for those accounts matched the allocations from previous quarters. In short, improper suspense account balances, which existed only on paper in the first place and served only to conceal income statement fraud, became essentially fungible.

         Given the size of the overstatements, accounting for income that HealthSouth had not actually received was no small task. The activities of the Company's fixed asset department, which created and recorded more than $1 billion of fictitious assets on the Company's books in order to conceal income statement fraud, illustrate the point. In the normal course of HealthSouth's business, each addition to plant, property and equipment - everything from real estate to medical equipment - should have been reflected by a general ledger entry and supported by appropriate documentation. The Company's physical assets were monitored by its fixed asset department, which generated a detailed asset list and manually reconciled the list to the general ledger each month.(25) To account for assets that did not exist, and thus would not have been recorded in HealthSouth's accounts payable system or processed in its general ledger system in the normal fashion, fictitious assets were added to the fixed asset list during monthly reconciliations.(26)


_____________________

(25) There is no electronic interface between the Company's fixed asset and general ledger accounting systems.

(26) Fictitious assets were depreciated for financial statement accounting purposes but not, in most cases, for purposes of seeking cost reimbursement from Medicare.

         Nearly all of the fictitious assets added to the Company's books after "first run" consolidation were processed to the general ledger by external upload. For the most part they were identified only as "AP SUMMARY."(27) Each AP SUMMARY entry into the general ledger accounting system was recorded as one or more assets in the fixed asset system. Given the method by which non-existent fixed assets were allocated to a particular facility's books, some AP SUMMARY entries had dollar values exceeding the cost of any asset the facility would have been likely to acquire. At times, therefore, AP SUMMARY assets reflected in the fixed asset system were separated into a number of assets with lesser dollar values. These and other assets sometimes retained the AP SUMMARY designation and sometimes were identified as furniture, computer equipment, or similar items that a facility would be expected to use.

         AP SUMMARY assets first appeared in the fixed asset system during the 1998 fiscal year by virtue of a January 1999 upload and an accompanying retroactive posting to preceding months. At or around the same time, the Company added additional property, plant and equipment general ledger accounts, designated as "New Cap" accounts, which for the most part contained only entries with an AP SUMMARY description. The cumulative amount by quarter of improper adjustments relating to the use of AP SUMMARY assets is as follows:



____________________

(27) AP SUMMARY is not to be confused with "AP Summary," a description normally used during the initial processing of legitimate invoices in the Company's accounts payable system and replaced with a specific asset description when a purchase was posted to the general ledger.

                 Improper Adjustments To The Fixed Asset System
          Assets Named Or Once Named AP SUMMARY (millions of dollars)

 -----------------------------------------------------------------------------
|                   1Q              2Q                 3Q              4Q     |
|-----------------------------------------------------------------------------|
|   1998         64.34            123.52            202.16           305.09   |
|-----------------------------------------------------------------------------|
|   1999         302.77           307.07            302.05           448.87   |
|-----------------------------------------------------------------------------|
|   2000         488.56           572.89            573.19           697.19   |
|-----------------------------------------------------------------------------|
|   2001         754.64           716.02            796.46           854.20   |
|-----------------------------------------------------------------------------|
|   2002         984.13          1035.07           1034.74          1032.95   |
 -----------------------------------------------------------------------------

         Concealing the overstatement of HealthSouth's reported cash balances by approximately $373 million presented similar challenges. Receipts from the Company's nearly 2,000 bank accounts were swept daily into a corporate consolidation account, known as the 1015 Account, before being transferred to a corporate disbursement account. Funds swept into the 1015 Account were recorded through general ledger entries based on monthly reconciliations prepared by the Company's cash department. Between 1999 and 2002, a former employee responsible for preparing these reconciliations regularly misstated either the 1015 Account general ledger balance or transactional activity in the 1015 Account. For example, if an improper entry of $20 million were recorded, the bank reconciliation would misstate the general ledger account balance, or misstate amounts transferred to or from the 1015 Account, by $20 million.(28) These misstatements had the net effect of increasing the balance in the 1015 Account.

         The Committee's accounting advisors identified twenty 1015 Account entries that resulted in overstatement of the Company's cash balances. Some of these entries were self-reversing, but others were not. The following chart illustrates, by quarter and cumulatively, the resulting overstatement of cash:



_______________________

(28) In the case of misstatements of transactional activity, specific items totaling the amount of the misstatement were selected and removed from the transactional activity detail that accompanied the reconciliation.

           Unsupported Entries To 1015 Account (millions of dollars)

   --------------------------------------------------------------------------
  |                     1Q99            2Q99          3Q99          4Q99     |
  |  Entry              20.0            20.0                        50.7     |
  |  Reversal                          (20.0)        (20.0)                  |
  |  Net Effect         20.0            20.0          0.0           50.7     |
  |  ------------------------------------------------------------------------|
  |                     1Q00            2Q00          3Q00          4Q00     |
  |  Entry              72.4            98.5         137.5          172.0    |
  |  Reversal          (50.7)          (72.4)        (98.5)        (137.5)   |
  |  Net Effect         72.4            98.5         137.5          172.0    |
  |  ------------------------------------------------------------------------|
  |                     1Q01            2Q01          3Q01          4Q01     |
  |  Entry                             305.6         (15.0)          9.4     |
  |  Reversal         (172.0)                         10.8          15.0     |
  |  Net Effect          0.0           305.6         301.4          325.8    |
  |  ------------------------------------------------------------------------|
  |                     1Q02            2Q02          3Q02          4Q02     |
  |  Entry                                            23.7          23.3     |
  |  Reversal                                                                |
  |  Net Effect         325.8          325.8         349.5         372.8(29) |
   --------------------------------------------------------------------------

         C.   Acquisition Accounting

         Between 1996 and 2002 HealthSouth acquired, individually or in groups, more than a thousand health care facilities. Several former employees told the Committee that the Company at times accounted for acquisitions in a manner designed to conceal the overstatements of income described earlier in this Report.(30)In particular, certain acquisitions resulted in unsupported additions


_____________________

(29) This amount is independent of overstatements to the "cash and cash equivalents" line on the balance sheet, which includes balances in suspense and other general ledger accounts. As discussed earlier, balances in those accounts at the end of a given quarter typically included overstatements of revenue.

(30) Several former employees expressed a common, albeit general, view that irregularities existed in the Company's accounting for many non-pooling acquisitions during the mid- to late-1990's. The Committee's accounting and legal advisors were unable, however, to locate sufficient historical financial data to reach conclusions as to whether the types of irregularities described in this section, or others, occurred in connection with a number of HealthSouth's significant acquisitions, including National Medical Enterprises (1993), ReLife, Inc. (1994), NovaCare, Inc. (1995), Surgical Health Corporation (1995), Sutter Surgery Centers (1995), Caremark Orthopedic Services, Inc. (1995), National Imaging Affiliates, Inc. (1997), ASC Network Corporation (1997), and Columbia/HCA Healthcare Corporation (1998). In addition, the Committee's accounting advisors were not asked to, to goodwill - a balance sheet asset that reflects the amount by which the purchase price exceeds the net value of assets acquired - through the creation of "cookie jar" or "rainy day" reserves. The excess reserves later were released to offset amounts improperly transferred to suspense accounts or to avoid recognizing expenses.(31) The Committee's principal findings are summarized in this section.

             1.   Horizon/CMS

             In October 1997 HealthSouth paid approximately $1.7 billion to acquire a group of rehabilitation facilities, nursing homes, and related assets from Horizon/CMS HealthCare Corporation ("Horizon/CMS"). Two months later the Company sold the nursing homes and other "non-strategic" assets to Integrated Health Services, Inc. ("IHS") for $1.25 billion, retaining the rehabilitation facilities that it considered part of its core business.(32) The



__________________________________

and did not, consider whether the accounting treatment of the transactions discussed in this section was appropriate. The Committee therefore expresses no view on such matters as whether purchase or pooling methodology was applicable to particular transactions.

(31) In at least one case, however, questionable reserves were not used to improve reported financial results or to conceal earlier fraud. Surgical Care Affiliates, Inc. ("SCA"), acquired by HealthSouth early in 1996, established reserves totaling more than $42 million during the fourth quarter of 1995. Although the Committee obtained a list of these reserves, SCA's historical accounting records, which may have contained additional information as to whether they were appropriate, were not available. HealthSouth Board member Joel Gordon, who served as SCA's Chairman and Chief Executive Officer, told the Committee he was unaware of the reserves. In any event, no portion of the reserves was ever released; the original reserved amount remained on HealthSouth's books as of December 31, 2002, seven years after the SCA acquisition.

(32) Charles Newhall III and George Strong, who then were members of HealthSouth's board of directors, also served as directors of IHS. Neither Strong, a member of HealthSouth's Audit Committee, nor Newhall expressed any misgivings concerning the accounting for the Horizon/CMS acquisition, but neither could shed light on the question of why any goodwill should have been associated with the transactions.
     In March 1999 the Company sold 85% of its interest in CompHealth, a medical staffing company acquired in the Horizon/CMS transaction, to three private equity firms. The management of two of these firms included then-HealthSouth directors Newhall (New Enterprise Associates) and
G. Sage Givens (Acacia Venture Partners). Although one former

Committee was told that the rehabilitation and long-term care components of Horizon/CMS's business each accounted for roughly half of the company's cash flows. When it sold the nursing homes and related assets to IHS, HealthSouth capitalized on an enhanced market demand for long-term care facilities. Rather than properly accounting for the sale to IHS, however, the Company took advantage of a favorable business opportunity to hide fraud. Through a complex series of book entries, the Company accounted for the acquisition and related sale of Horizon/CMS facilities by recharacterizing $414 million, previously recorded in a suspense account, as assets sold to IHS. No support for this entry existed. Instead, the $414 million simply represented a portion of the Company's overstatement of income in earlier periods.

             2.   Rehability

             In June 1999 HealthSouth acquired a group of outpatient rehabilitation centers from the American Rehability Services division of Mariner Post-Acute Network, Inc. ("Rehability"). The Committee's accounting advisors obtained account balances, without detail, maintained in Rehability's accounting system as of June 30, 1999, reconciled these balances to those recorded in the Company's accounting system as of July 1, 1999, and determined that the Company recorded an accounts receivable allowance for Rehability of $7 million more than the allowance reflected on Rehability's books. The additional $7 million, for which the Committee could find no support in the Company's accounting records, was released during 2000 and 2001, thereby improving HealthSouth's reported operating income.




________________________

Company employee believed that Givens played a role in negotiations on behalf of the buyers, Givens told the Committee that she played no such role.

             3.   Other Acquisition Reserves

             Many smaller facilities purchased by HealthSouth established or recorded increases in reserves when (or shortly before) they were acquired. The Committee believes the Company may have recorded additional reserves in order to overstate income in future periods. For example, between 1997 and 2002, approximately $24 million of acquired facility reserves were improperly reclassified - generally in round dollar amounts not exceeding $150,000 - to an accrued bonus payroll general ledger account, thereby avoiding the recognition of bonus expense as a reduction to reported income.(33)

         D.  Bonus Accounting

         Although HealthSouth never established a formal employee incentive compensation plan, it paid discretionary bonuses of more than $78 million between 1997 and 2002. By means of improper accounting entries, the Company failed to record nearly two-thirds of this bonus expense, again improving its reported income.

         Anticipated future bonus payments ordinarily are accrued and expensed over time.34 HealthSouth avoided expensing certain bonus payments, however, by reclassifying other balance sheet account activity to bonus accruals. A portion of the improper entries recorded incentive payments as bonus accruals, which later were reduced by increasing other, unrelated balance sheet accounts. These entries mirror those associated with the reduction of contractual adjustment accounts, discussed in Section II(B) above. The following chart illustrates the cumulative income statement effect of the Company's improper bonus accounting (amounts in millions):



_______________________


(33) This amount comprises a portion of $52 million the Committee attributes to improper bonus accounting, discussed in the following section of the Report.

(34)  The accrual should be reduced at the time a bonus is paid.

 -----------------------------------------------------------------------------
|                             1997    1998     1999     2000    2001    Total |
|-----------------------------------------------------------------------------|
|  Bonus Payments             32.9    27.8     2.4      4.3     10.9     78.3 |
|  Bonus Expense Recorded     13.1     6.8     2.3      4.3      0.0     26.5 |
|  Difference                 19.8    21.0     0.1      0.0     10.9     51.8 |
 -----------------------------------------------------------------------------


         E.  Investment Accounting

         In at least one case, HealthSouth's accounting for investments was deliberately fraudulent. In other cases, the Company's investment-related accounting, even if not intentionally improper, resulted in misstatements.

             1. Caremark

             Between 1993 and 2000, HealthSouth purchased 1.7 million shares of Caremark Rx ("Caremark") common stock in the public securities markets. The Company sold its Caremark stock in June 2001, realizing a substantial profit and initially recording some $19 million in miscellaneous income attributable to the sale.

             Within days of the sale, however, the Company reclassified this income to contractual adjustments, which then were reduced as if the Company had received $19 million in additional operating revenue. At the same time, the Company altered its investment accounts to reflect that it still held 1.7 million shares of Caremark, even though it no longer owned, and never reacquired, those shares. One year later, the Company again recorded a "sale" of Caremark stock, this time booking income of more than $17 million attributable to the sale. The two sales of Caremark stock - one real, one illusory - allowed the Company to report improved operating revenue in the second quarter of 2001, to report phantom income in the second quarter of

2002, and to treat an otherwise uncollectible $7 million receivable as having been paid.(35)

             From the standpoint of the overall financial fraud at HealthSouth, this sleight of hand with Caremark stock is little more than a footnote. What makes it worth mentioning is the extraordinary lengths to which the Company went to pretend that the stock actually was sold in 2002. For example, because employees in the treasury department were at pains to insure that the number of Caremark shares supposedly sold in 2002 did not exceed the actual daily trading volume in Caremark stock, they booked more than half a dozen "sales" totaling 1.7 million shares over the course of seven trading days. And, to make it appear that these non-existent sales generated proceeds, the Company transferred cash in the amount of each supposed sale to its brokerage account and from the brokerage account back to a Company operating account.

             2.  Summerville

             Between 1997 and 2000 HealthSouth purchased 5.8 million shares of stock in Summerville HealthCare Group, Inc. ("Summerville"), a privately-held operator of assisted living facilities, for approximately $13 million. During 2000 and 2001, Summerville raised additional equity from other investors on terms that afforded those investors preference over existing equity holders.(36) In the meantime, Summerville's business, which had been unprofitable, failed to improve, thus reducing further the value of HealthSouth's investment in the company.


_______________________

(35) When it "replaced" Caremark stock on its books, HealthSouth recorded the value at the then-current market price, nearly $23 million, but left in place a previously booked unrealized gain - the product of market price appreciation during the time it actually held the stock - of $15.3 million. The $7.6 million difference was used to reduce the receivable in question.

(36) HealthSouth elected not to invest in Summerville's 2000 and 2001 offerings.

             Despite clear indications that the value of its Summerville stock was impaired, HealthSouth continued to carry the investment at $13 million until July 2002, when it was written off in its entirety. The Committee believes that an adjustment reducing the value of the Company's Summerville stock should have been made no later than December 31, 2000, and that the investment should have been written off completely by December 31, 2001.

             3.  Healthtronics

             Generally Accepted Accounting Principles require (with exceptions not applicable here) periodic "mark-to-market" adjustments to the value of a company's investments in marketable securities. In late 1999, HealthSouth (through a wholly-owned subsidiary) acquired approximately 416,000 shares of Healthtronics, Inc. ("Healthtronics"). The Company failed to record a mark-to-market adjustment in the value of its Healthtronics stock, however, until early 2001.(37) And, while the Company thereafter made timely mark-to-market adjustments of its Healthtronics stock, those adjustments - all of which reflected increases in market over recorded value
- were calculated as if the Company held more than twice the number of shares it actually owned. As a result, by August 2002 the Company had overvalued its investment in Healthtronics by more than $12 million. The overvaluation was corrected the following month, when a mark-to-market adjustment was calculated based on the 416,000 shares actually owned by the Company.(38)



____________________-

(37) The Company also failed to record mark-to-market adjustments for its investments in Almost Family, Inc. and BEI Medical Systems Company, Inc., but its failure to make those adjustments actually had the effect of understating income by $1.5 million in 2000 and $361,000 in 2001.


(38) The Committee was informed that the incorrect share count was the result of a typographical error on an investment schedule, rather than a deliberate overstatement, and that the error was corrected shortly after it was discovered. Whether or not intentional, the accounting for Healthtronics stock resulted in misstatements of income in various reporting periods.

         F.  Source Medical

         During the late 1990's HealthSouth began developing HCAP, a wireless handheld documentation system by which clinicians could record patient treatment and billing data for immediate electronic processing. The Company planned to use the system at its own facilities and also to market HCAP technology to other health care providers.

         In July 2001 the Company sold HCAP to Source Medical Solutions, Inc. ("Source Medical"), a start-up venture whose principals included three former HealthSouth employees.39 Source Medical acquired HCAP assets, including intellectual property rights to the technology, in exchange for a $25 million promissory note. When it sold the HCAP assets, HealthSouth reclassified over $34 million in costs relating to HCAP development from a capital asset account to an account receivable (and later to a notes receivable) balance due from Source Medical, despite the fact that the true receivable was only $25 million. By virtue of these entries, HealthSouth avoided recognizing a loss of more than $9 million on its sale of HCAP assets.

         Source Medical, which marketed HCAP under the name Therapy Source, was dependent on HealthSouth for a significant portion of its revenue and funding. In the months following the HCAP sale, HealthSouth advanced substantial sums to finance Source Medical's operations, and also booked other (in some cases questionable) costs to its Source Medical receivable.
By December 31, 2001, the Company's records reflected a total receivable from Source Medical of more than $81 million. Source Medical's records, however,



__________________________

(39) HealthSouth purchased nearly four million shares of Source Medical in April 2001, giving it nearly a 36% stake in the company. At least through 2002, HealthSouth representatives also held a majority of the seats on Source Medical's board of directors. The Company currently is considering whether, under applicable accounting rules, HealthSouth and Source Medical should have been consolidated for financial reporting purposes.

reflected that it owed the Company $52 million. By December 31, 2002, the Source Medical receivable balance on HealthSouth's books had grown to more than $106 million. As of the same date, however, Source Medical's records reflected an indebtedness to HealthSouth of approximately $73 million, some $33 million less than HealthSouth claimed was due.

         Based on its examination of entries relating to the Source Medical receivable, the Committee determined that the $33 million variance resulted from an overstatement of the receivable by HealthSouth. In December 2002, the Company sought to avoid a write-off of the overstatement by recording an increase of nearly $29 million in a capital asset account and a corresponding reduction of the Source Medical receivable.(40)

III.     ADDITIONAL CORPORATE ACCOUNTING ISSUES

         As noted in Section I(D) of the Report, the Committee observed a number of instances in which HealthSouth's accounting conventions or practices, even if not deliberately fraudulent, nevertheless were highly aggressive. The fact that these practices were followed during a time in which the Company's reported financial results were being altered dramatically by fraud casts additional doubt on their propriety. The Committee summarizes the principal issues below, mindful that the Company is in the process of evaluating many of the same items.

         A.   Capitalization of Expenses

         Between 1998 and 2002, HealthSouth's reported income was affected by transferring a variety of current expenses to property, plant and equipment accounts, reclassifying those expenses as capital assets, and depreciating them



_____________________________

(40) The remainder of the receivable, some $4.3 million, was written off by elimination journal entries recorded in December 2002.

over time. As described below, these capitalization policies allowed the Company to defer recognizing over $200 million in expenses.(41)

             1. Start Up Costs

             HealthSouth historically capitalized not only costs directly associated with the development of facilities, such as certificate of need expenses and architectural fees, but also those of entire corporate functions or departments responsible for facility development. These expenses, reported as a line item on the Company's financial statements, typically were amortized over a 36-month period. In August 1997, in response to SEC comments on HealthSouth's preliminary proxy materials filed with respect to the Horizon/CMS acquisition, the Company agreed to discontinue capitalizing start up costs in connection with acquired facilities as of July 1, 1997 and instead to treat those costs as current operating expenses.(42)

             After 1997, HealthSouth no longer increased its reported start up costs, but nevertheless continued to capitalize such costs, treating them as additions to property, plant and equipment general ledger accounts and describing them in terms such as "cap salaries," "legal fees" or "arch fees." The Committee's accounting advisors identified more than $156 million of balance sheet assets that appear to be related to start up costs for the period between January 1998 and December 2002:



____________________________

(41) To be sure, Generally Accepted Accounting Principles permit certain expenses to be capitalized. The Committee nevertheless believes that some portion of the expenses discussed in this section should have been recognized as operating expenses during the period in which they were incurred.

(42) The agreement was confirmed in an August 19, 1997 letter to the SEC from HealthSouth's corporate counsel. According to the letter, the SEC agreed that start up costs on HealthSouth's books as of June 30, 1997 would be amortized "in accordance with [the Company's] existing policy."

                       Assets Related To Start Up Costs
          (cumulative, gross of depreciation) (millions of dollars)

   ---------------------------------------------------------------------------
  |                 1Q             2Q                 3Q             4Q       |
  |---------------------------------------------------------------------------|
  |   1998         48.12           55.79             66.86         77.18      |
  |---------------------------------------------------------------------------|
  |   1999         81.93           89.13             96.09        103.55      |
  |---------------------------------------------------------------------------|
  |   2000        108.76          116.97            130.93        144.05      |
  |---------------------------------------------------------------------------|
  |   2001        152.96          151.57            155.44        145.64      |
  |---------------------------------------------------------------------------|
  |   2002        146.66          149.35            150.64        156.31      |
   ---------------------------------------------------------------------------

             2.  Capitalization of Operating Expenses

             HealthSouth also capitalized a variety of miscellaneous operating expenses, describing them in the fixed asset system in ways that did not correspond, or in some cases even bear any discernible relationship, to the nature of the costs incurred. Promotional and marketing expenses, for example, at times were identified as "cap internet costs." Some capitalized assets, moreover, were reclassified in book entries after "first-run" consolidation and, like AP SUMMARY assets, may never have existed at all. From 1998 to 2002, items in this category accounted for approximately $58.5 million of the $156 million of capitalized costs identified by the Committee:

                 Assets Related To Capitalization Of Expenses
          (cumulative, gross of depreciation) (millions of dollars)

   ---------------------------------------------------------------------------
  |                  1Q             2Q                 3Q             4Q      |
  |---------------------------------------------------------------------------|
  |     1998        4.63           5.42              5.64            7.02     |
  |---------------------------------------------------------------------------|
  |     1999        7.11           7.19              7.41           31.72     |
  |---------------------------------------------------------------------------|
  |     2000       32.29          32.89             37.17           65.84     |
  |---------------------------------------------------------------------------|
  |     2001       44.01          42.04             54.23           57.67     |
  |---------------------------------------------------------------------------|
  |     2002       56.18          56.07             57.02           58.56     |
   ---------------------------------------------------------------------------

             3. Inventory and Supply Expenses

             HealthSouth's purchasing policy called for high-level corporate review and approval, by means of a written capital expenditure request, for capital asset purchases of more than $500. Because the policy applied to routine purchases of items such as surgical instruments, many of which were requested by physicians on short notice and used only once, facilities at times ignored the capital request process and simply purchased and expensed these items.

             Company accountants, aware that facilities made purchases not authorized through a formal expenditure request, periodically reviewed facility inventory and supply accounts and automatically reclassified any purchase exceeding $500 as a capital asset. The reclassified assets typically were described only generically - as, for example, "surgical instruments" or "medical equipment" - and without regard to whether they remained in use at a facility. These wholesale reclassifications almost certainly resulted in capital asset treatment for items that did not qualify for such treatment under Generally Accepted Accounting Principles. Moreover, the Company's approach provided no means of identifying items that, even if properly classified as capital assets, ultimately were disposed of and thus should not have remained in the Company's fixed asset listing.

                  The Committee's accounting advisors identified nearly $49 million of reclassified inventory and supply costs between 1999 and 2002:


     Assets Related To The Reclassification Of Supply Or Inventory Costs
          (cumulative, gross of depreciation) (millions of dollars)

   ------------------------------------------------------------------------
  |                    1Q               2Q             3Q           4Q     |
  |------------------------------------------------------------------------|
  |     1999          1.58             3.68           6.14         7.94    |
  |------------------------------------------------------------------------|
  |     2000          9.50            11.62          15.47        17.25    |
  |------------------------------------------------------------------------|
  |     2001         18.92            23.29          26.95        39.18    |
  |------------------------------------------------------------------------|
  |     2002         41.48            44.14          48.18        48.64    |
   ------------------------------------------------------------------------

         B.  "Borrowed" Depreciation

         In 1999 the Company changed its method of calculating depreciation. Using a depreciation module within the fixed asset system, the calculation was based on the useful life assigned to individual assets, rather than on an estimate that assumed the same useful life for all assets within a particular class or category. The change resulted in accumulated depreciation general ledger balances greater than those reflected in the fixed asset system.

         Company employees reported - and the Committee observed - instances in which excess accumulated depreciation was transferred, typically from an operating facility to one scheduled for closing. Company employees referred to these transfers as "borrowing" depreciation. "Borrowed" depreciation went to facilities which, when closed (and prior to the depreciation transfer), still would have had non-fully depreciated assets. These excess depreciation transfers, which occurred between the third quarter of 2001 and the end of 2002 and totaled nearly $8 million, enabled the Company to write off assets at closed facilities without a charge against current period income.

         C.  Assets At Closed Facilities

         Although HealthSouth closed a number of facilities between 1998 and 2002, assets at those facilities sometimes remained on the Company's books. A portion of these assets included AP SUMMARY or other non-existent items. The remainder may be bona fide assets, but may not have remained in service at any facility. As of December 31, 2002, the net book value of assets assigned to a "facility" in the HealthSouth accounting system which reported no revenues was nearly $62 million.

         D.  Lease Accounting

         HealthSouth entered into two sale-leaseback arrangements in 1999 and a third in 2000 with divisions of General Electric Capital Corporation ("GE"). For accounting purposes, the Company incorrectly treated the 1999 transactions, which covered diagnostic equipment, and the 2000 transaction, which covered an airplane, as both capital and operating leases.

         HealthSouth's general ledger reflected that it owned and was depreciating the equipment leased from GE - treatment that is consistent with a capital lease. Unlike a true capital lease, however, the Company recorded no corresponding lease obligations associated with the leased equipment. Instead, the Company expensed lease payments during the period in which they were incurred, as if the payments had been made under operating leases. Complicating matters further, the Company's journal entries reflect that lease payments were made through suspense accounts and thus spread among - and recorded as expenses of - facilities that did not actually use the leased equipment.

         The Company intends to evaluate whether these leases should be accounted for as operating or capital leases. If it is determined that they were operating leases, HealthSouth's reported assets were overstated for the period between 1999 and 2002 in amounts ranging from $43 to $89 million.43 If, on the other hand, such leases should have been capitalized, the Company underreported its capital lease obligation liabilities and overreported its lease rental expense.


_____________________

(43) As of December 31, 2002, the net book value (asset value less accumulated depreciation) of the leased equipment was approximately $82 million.

         E.  Audit Adjustments

         By law or, in the case of partnership or joint venture arrangements, by contract, the financial statements of certain HealthSouth facilities must be audited annually. These "stand alone" audits, i.e., those conducted separately from annual audits of the Company's consolidated financial statements, at times resulted in proposed adjustments to a facility's financial statements. The proposed entries reflected the auditors' judgment that certain adjustments were necessary or appropriate to the presentation of the facility's financial statements in conformity with Generally Accepted Accounting Principles.

         E&Y, the independent outside auditor of HealthSouth's consolidated financial statements, also was engaged to perform most of the required "stand alone" audits. In certain of those audits the "stand alone" financial statements reflected the effect of adjustments proposed by E&Y. The Committee, however, found no evidence that such adjustments actually were recorded in the Company's general ledger or reflected in its consolidated financial statements.(44) The Company's unrecorded audit adjustments totaled nearly $53 million as of December 31, 2002.

         F.  Employee and Other Loans

         The Committee reviewed outstanding loan balances due to HealthSouth from employees and others during the period between 1998 and 2002. As of December 31, 2002, the Company's books reflected receivables of approximately $18 million in respect of these loans. Many were carried at full value despite the absence of timely (or in some cases any) repayment.(45) At least




_________________________________

(44) The failure to record "stand alone" audit adjustments was not accidental. Listings of proposed adjustments to the consolidated financial statements included a cumulative total of unrecorded prior year adjustments.

(45) By virtue of payments or settlements during 2003, the Company's loan receivable balance had been reduced to approximately $12 million.

one was treated as having been repaid even though that was not the case.(46) The Committee found no evidence of collection efforts by the Company and no accounting entries reflecting an assessment of the collectibility of, or the propriety of establishing reserves for, these loans.

IV.      FACILITY ACCOUNTING REVIEW

         A.  Overview

         Because individual HealthSouth facilities generally are responsible for their own daily accounting operations, the Committee's investigation included a review of the accounting practices in place at the facility level. This review, conducted over a period of several months, included visits to health care facilities and business offices in every division of the Company throughout the United States,(47) as well as an examination of documents generated or used by facilities to report their financial results.(48) Administrators, controllers, business office managers, field accountants, and others were asked about their accounting and financial reporting practices and were encouraged to inform the Committee of any practices they considered unusual or irregular.


_________________________________

(46) In August 2002 William Owens, who at various times served as HealthSouth's Chief Financial Officer, Chief Operating Officer and Chief Executive Officer, wrote a check to the Company in the amount of his outstanding loan balance, nearly $1.3 million. Owens directed that his loans be removed from the Company's books, but also directed that his check to the Company not be negotiated. Owens now acknowledges the debt, as well as the fact that it has not been repaid or forgiven.

(47) The Committee initially selected facilities for on-site review based on revenue, geographic location, business and reporting lines, and other factors designed to allow a meaningful assessment of facility accounting practices. Additional site visits were conducted based on discussions with Company employees, a number of whom reported possible irregularities warranting further inquiry. In all, the Committee's advisors conducted on-site reviews at more than seventy-five HealthSouth patient care and business office locations and examined documents maintained by other facilities at which site reviews were not conducted.

(48) Facilities compile monthly financial reporting packages from data generated by various patient accounting systems and transmit the information to a designated corporate accounting employee.

         With the exceptions described below, the Committee's review confirmed the accounts of many current and former Company employees that intentional misreporting of financial results was carried out at the corporate level without the active participation of facility personnel. Thus, while facility managers routinely saw significant improvements in their reported operating results by virtue of corporate accounting adjustments, they were unable for the most part to explain such adjustments. Indeed, many facilities were not even furnished with their own balance sheets, asset listings, or other basic accounting information.

         B.  Facility Contractual Adjustments

         Quite apart from the fraudulent reduction of contractual adjustment accounts discussed earlier in this Report, the Committee found that the Company's operational divisions employed no consistent methodology to estimate or establish contractual adjustments and allowances in the first place. Moreover, even if a particular division had adopted a standard policy for determining contractual adjustments, individual facilities at times calculated the adjustments in a manner that departed from that policy, often with the result that earnings were favorably affected. For example, during the period between 1999 and 2002, the Company's Outpatient and Surgery Divisions estimated current contractual adjustments by reference to their prior revenue collection experience, as reflected in so called "zero balance reports." These reports summarized, for an established historical period, the settlement of patient accounts receivables by cash collections, contractual adjustments, and bad debt write-offs. The Committee found little uniformity in the use of zero balance reports, however, and consequently identified numerous inconsistencies in the manner by which individual facilities used information contained in the reports to estimate contractual adjustment allowances.

         The Committee recalculated the contractual allowances for the Outpatient and Surgery Divisions using a consistent three-month zero balance report, rather than the previously recorded contractual allowance, and quantified a difference of $155 million dollars, reflected as follows:

                     Under/(Over) Contractual Adjustments
  As Computed In The Recalculated Zero Balance Report (millions of dollars)

                              Outpatient Division
   ------------------------------------------------------------------------
  |                    1Q               2Q             3Q           4Q     |
  |------------------------------------------------------------------------|
  |   1999           26.93            63.90         116.00        131.67   |
  |------------------------------------------------------------------------|
  |   2000           37.60            83.24         123.97        150.57   |
  |------------------------------------------------------------------------|
  |   2001           31.72            63.09          85.41        102.79   |
  |------------------------------------------------------------------------|
  |   2002           23.34            53.09          85.08        119.82   |
   ------------------------------------------------------------------------

                                Surgery Division
   ------------------------------------------------------------------------
  |                    1Q               2Q             3Q           4Q     |
  |------------------------------------------------------------------------|
  |   1999          101.97            23.96          34.59         45.88   |
  |------------------------------------------------------------------------|
  |   2000            1.58            70.29          13.76         24.08   |
  |------------------------------------------------------------------------|
  |   2001            8.37            15.65          18.37         24.65   |
  |------------------------------------------------------------------------|
  |   2002           10.44             3.17         189.90         35.23   |
   ------------------------------------------------------------------------

         Additionally, the Committee noted that Surgery Division facilities routinely failed to adjust recorded contractual adjustment allowance balances to the amounts calculated by the facilities using the zero balance report. These amounts were reported to the division's corporate management as under- or over-reserved amounts. The net under-reserve positions reported by facilities to Surgery Division management at year end were:

                     Under/(Over) Contractual Adjustments
     As Computed On The Financial Reporting Package (millions of dollars)

                      ----------------------------------
                     |   1999                  38.76    |
                     |----------------------------------|
                     |   2000                  36.69    |
                     |----------------------------------|
                     |   2001                  44.51    |
                     |----------------------------------|
                     |   2002                  49.04    |
                      ----------------------------------

         The Committee also identified two instances in which regional controllers changed facility contractual allowances and reserves, generally in a manner that improved reported operating results. In both, the regional controllers requested that facilities submit monthly financial reporting packages to them prior to or in lieu of submitting the information to corporate accounting. The controllers' changes usually were in round dollar amounts or flat percentages, without any supporting documentation. When asked, the controllers provided neither reasonable explanations nor any other justification for the adjustments. The Committee quantified the effect of these unsupported adjustments as follows:

            Comparison Of Facility And Recorded Reporting Packages Contractual Adjustments, Surgery Division (millions of dollars)

                         ----------------------------
                        |    2002         11.18      |
                         ----------------------------


            Comparison Of Facility And Recorded Reporting Packages Contractual Adjustments, Inpatient Division (millions of dollars)

                  -----------------------------------------
                 |               Fiscal Year              |
                 |----------------------------------------|
                 |           1999          0.10           |
                 |----------------------------------------|
                 |           2000          3.69           |
                 |----------------------------------------|
                 |           2001          2.35           |
                 |----------------------------------------|
                 |           2002          1.21           |
                 |----------------------------------------|
                 |           Total         7.35           |
                  -----------------------------------------

V.       RECOMMENDATIONS

         Much has changed at HealthSouth during the last fourteen months. Employees who admitted complicity in accounting abuses, and others believed to have been knowing participants, have resigned or been terminated. A number of key management positions have been filled, and others soon will be. The Company has strengthened its corporate compliance and internal audit functions. It has engaged new auditors49 and appointed as Audit Committee members new directors who bring significant financial reporting experience to their task. Five directors who served during the period in which the fraud occurred have left the Board. The Company has committed significant resources to corporate governance initiatives. It continues to make progress in the arduous processes of evaluating its historical financial reporting and preparing to restate its financial results. But while much has been accomplished, much remains to be done. In particular, HealthSouth's internal controls have serious weaknesses, especially in the areas of contractual allowances, receivables, and fixed assets.

         The Committee believes that the Company can and should take specific steps to improve its financial reporting mechanisms and thereby reduce the risk that accounting abuses will recur.50 These include:

         Systems

              o Development of integrated financial accounting and reporting systems, to which all appropriate personnel have access.

              o Improvement of accounting and related systems to allow the pooling of information into a centralized location.

         Contractual Allowances and Reserves

              o Development of policies and procedures to establish contractual allowances and reserves with appropriate



_____________________________

(49) The magnitude of the fraud and the length of time over which it occurred inevitably raise questions about the role, responsibilities, and effectiveness of the Company's former outside auditors. An assessment of whether E&Y fulfilled its responsibilities was beyond the scope of the Committee's investigation. Such an assessment necessarily would require, among other things, a review of E&Y's audit workpapers, which were not available to the Committee.

(50) Given the nature of the Committee's inquiry, its recommendations relate principally to the financial reporting and control environment, rather than to the variety of other corporate operating and governance practices at HealthSouth that also require enhancement.

              methodology, consistently applied across all business units and at all facilities.

              o Periodic assessment of the sufficiency of contractual allowances and reserves, and adjustment of those allowances and reserves when necessary. The reasons for adjustments should be documented, and they should be communicated to and understood by those responsible for operations and financial reporting.

              o Upgrades to patient accounting systems that eliminate the need to estimate or value contractual allowances and reserves. Among other things, such upgrades should allow contracts to be readily available and to be integrated with patient billing systems.

         Journal Entries

              o Establishment of procedures to ensure that the closing process is completed in a timely manner.

              o Implementation of systematic, consistent procedures for the creation of journal entries and the maintenance and retention of proper supporting documentation and approvals.

              o Recordation of journal entries by specific operators (i.e., elimination of the EXTERNAL identifier for journal uploads).
              The general ledger accounting system should require that all journal entries be unique.

              o Establishment of reconciliation and review procedures to ensure that facility financial reporting packages are reflected completely and accurately within the general ledger accounting system.

              o Establishment of policies respecting the use of self-reversing entries and procedures monitoring the use of such entries.

         Fixed Assets

              o Distribution of asset lists to each facility, thus permitting periodic reconciliations of such lists to assets maintained at the facility.

              o Establishment of uniform procedures for asset transfers and disposals at a facility level and within the asset management group.

              o Maintenance of asset tags. If an asset cannot be tagged (e.g., computer software), an asset card should be maintained.

              o      Establishment of uniform capitalization guidelines.

              o Establishment of procedures for the separate identification of owned and leased assets.

              o Establishment of uniform procedures or guidelines for asset sales at the facility level and within the asset management group.

              o Development of accounting procedures to document assets maintained at closed facilities and assets acquired in transactions with third parties.

         Accounts Payable and Receivable

              o All disbursements should be supported by adequate documentation for the expenditure and by appropriate and documented approval.

              o Receivables (including patient receivables and those from loans to employees or third-parties) should be monitored for collection in a timely manner and written off when appropriate.

         Budgeting

              o Establishment of budgets and financial targets independent of market expectations or incentive compensation programs. Completion of the budget process from a "bottom up," rather than a "top down," perspective.

              o Use of budgets and financial targets as benchmarks, rather than as drivers of reported financial results.

         Investment and Cash Management

              o Quarterly review to ensure that marketable securities are adjusted to market prices.

              o Implementation of a requirement that marketable securities be held in a central brokerage portfolio.

              o Yearly reconciliation of the balance of each security held in the brokerage portfolio of the general ledger balance.

              o Timely performance of bank reconciliations and timely recordation of all resulting adjusting journal entries.

              o Establishment of procedures governing the use, and requiring the monitoring, of suspense accounts, and timely reconciliation of suspense account balances.

         Internal Audit

              o The department should be adequately staffed and supervised, and should have a direct reporting line to the Audit
              Committee.

              o Internal audit programs should address both operations and financial reporting.

              o Internal auditors should receive sufficient training in the general ledger system to permit them to create reports and run queries within the system.

         However useful they may be, no accounting procedures or internal control mechanisms can be truly effective in the absence of an appropriate corporate environment. That environment must be one in which there is an explicit commitment by management, the Board, and all others with accounting or financial responsibility to accurate, truthful, and transparent financial reporting. It is an environment in which management and the Audit

Committee must be attentive to any sign of unusual or improper activity, and in which there is no tolerance for efforts to manage earnings or otherwise massage financial results. It is an environment in which the Company must swiftly and unequivocally halt any such effort thereby reinforcing a culture in which fidelity to the truth is the foremost objective and financial misreporting is unthinkable.